Exhibit 32.0

Certification

Pursuant to 18 U.S.C. § 1350, the undersigned officers of HV Bancorp, Inc. (the “Company”) hereby certify that the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: December 22, 2016	/s/ Travis J. Thompson
Travis J. Thompson
President and Chief Executive Officer
(principal executive officer)

/s/ Joseph C. O’Neill, Jr.
Joseph C. O’Neill, Jr.
Executive Vice President and Chief Financial Officer
(principal financial officer)

The foregoing certification is being furnished solely pursuant to 18 U.S.C. § 1350 and is not being filed as part of the Report or as a separate disclosure document.